Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney Executive Vice President, CFO Jo-Ann Stores, Inc 330-656-2600 http://www.joann.com	Investor Relations: Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330-463-6815

JO-ANN STORES ANNOUNCES RECLASSIFICATION OF CLASS A AND
CLASS B COMMON SHARES TO ONE CLASS OF COMMON SHARES

HUDSON, OH — November 4, 2003 — Jo-Ann Stores, Inc. (NYSE: JAS.A and JAS.B) announced that shareholders have approved the reclassification of its Class A and Class B Common Shares into a single class of stock. Shares of the single class of stock will begin trading on the New York Stock Exchange effective tomorrow, November 5, under the symbol “JAS”.

Under the reclassification, shares of the Company’s Class B Common Shares, which did not have voting rights other than as required by law, were amended to have one vote per share and were re-designated as the Company’s “Common Shares.” Each of the Company’s Class A Common Shares, which had one vote per share, were reclassified into 1.15 Common Shares.

Shareholders also approved certain other governance proposals, as set forth in the Proxy statement. One of the governance proposals would require an 80% shareholder vote for any change in the number of directors that is not approved by the Board of Directors. Another would require an 80% shareholder vote to eliminate any of the shareholder protective measures or the staggered board. Even though approved by shareholders, because the vote on these two proposals was so close, the Corporate Governance Committee of the Board of Directors is considering the advisability of changing the percentage vote required in each of these regulation amendments from 80% to 66-2/3%.

Shareholders of record, as of November 4, 2003, of Class A and Class B Common Shares will be mailed information on November 10th explaining how to exchange their share certificates for the Company’s newly designated Common Shares. Shares that are not certificated will be converted electronically by the transfer agent. Fractional shares of Jo-Ann’s newly designated Common Shares will be distributed as cash in lieu of fractional shares.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 815 Jo-Ann Fabrics and Crafts traditional stores and 87 Jo-Ann superstores.

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